Exhibit 10.1

July 10, 2013

Reed Krakoff (“you”)
Coach, Inc.
516 West 34th Street
New York, NY  10001

Dear Reed,

This Letter Agreement confirms the understanding reached between you and Coach, Inc., a Maryland corporation (the “Company”), regarding your Annual Bonus under the Company’s Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) for the Company’s 2013 fiscal year.

In accordance with that certain Employment Agreement by and between you and the Company dated as of June 1, 2003 (the “2003 Employment Agreement”), as subsequently amended by agreements between you and the Company dated August 22, 2005, March 11, 2008, and May 7, 2012, and collectively with the 2003 Employment Agreement, the “Employment Agreement”), you are entitled to earn an Annual Bonus under the Annual Incentive Plan with respect to the Company’s 2013 fiscal year.  Under this Annual Bonus, the Target Bonus is 150% of your Annual Base Salary and the Maximum Bonus that may be earned is 200% of your Annual Base Salary, which assumes the highest possible level of Company financial performance.  Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement.

In response to your request, the Company agrees to refrain from suspending, winding down or otherwise modifying the activities of the Reed Krakoff brand in a manner not otherwise contemplated by the current business plan for the Reed Krakoff brand during the period commencing on July 10, 2013 and terminating on July 29, 2013.  Pursuant to Article IV, Section b. of the Annual Incentive Plan, any participant’s Annual Bonus may be reduced or eliminated by the Human Resources Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion, based on any individual or business performance criteria that the Committee deems appropriate.  You and the Company shall negotiate in good faith to reach a definitive, binding agreement.  The Committee has determined, and you expressly accept and agree (notwithstanding anything to the contrary in your Employment Agreement or otherwise), that if the Company has, notwithstanding its good faith efforts, not entered into a binding written agreement for the sale of the Reed Krakoff brand by July 29, 2013, then your Annual Bonus with respect to fiscal year 2013 will be $3,000,000 less than the amount otherwise determined under the Annual Incentive Plan based on the performance goals previously disclosed to you (but shall not be reduced to an amount less than zero; if your Annual Bonus with respect to fiscal year 2013 would otherwise have been less than $3,000,000, you shall receive no Annual Bonus with respect to 2013).

You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the Employment Agreement shall remain in full force and effect.  This Letter Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Letter Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Letter Agreement, or of any subsequent breach by such party of a provision of this Letter Agreement.  This Letter Agreement will be governed and construed under the internal laws of the State of New York, without regard to the conflicts of laws provisions thereof or any other jurisdiction.  This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please sign below to confirm your acceptance of this Letter Agreement, and to acknowledge you are not relying on any promise or representation that is not contained in this document, please sign in the space below and return both copies to me.

Sincerely,

/s/ Todd Kahn
Todd Kahn
Executive Vice President, Corporate Affairs &
General Counsel
Coach, Inc.

Accepted:

/s/ Reed Krakoff	July 10, 2013
Reed Krakoff	Date